  As filed with the Securities and Exchange Commission on           , 2000
                       REGISTRATION NO. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            DELSOFT CONSULTING, INC.
             (Exact name of registrant as specified in its charter)

                    Georgia                              22-274288
         (State or other jurisdiction of              (I.R.S. Employer
         incorporation or organization)            Identification Number)

                                 106 Bombay Lane
                             Roswell, Georgia 30076
                                 (770) 518-4289
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                           Briskin & Associates, L.C.
                              1001 Cambridge Square
                                     Suite D
                                Atlanta, GA 30004
                                 (770) 410-1555
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)



                                   Copies to:
                              M. David Sayid, Esq.
                               315 W. 57th Street
                                    Suite 14K
                            New York, New York 10019
                              Phone: (212) 262-6188
                               Fax: (212) 957-6522




APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE


   Title of Each Class of Securities           Amount to be              Proposed            Proposed             Amount of
           to be Registered                     Registered                Maximum            Maximum            Registration
                                                                         Offering       Aggregate Offering         Fee (6)
                                                                      Price Per Unit        Price (6)
                                                                            (6)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                2,331,767 Shares (1)          $1.36            $3,171,203.12               $837.19
Common Stock, no par value                   50,000 Shares (2)          $1.36                 $68,000                 $17.95
Common Stock, no par value                   50,000 Shares (3)          $1.36                 $68,000                 $17.95
Common Stock, no par value                   50,000 Shares (4)          $1.36                 $68,000                 $17.95
Common Stock, no par value                  666,667 Shares (5)          $1.36              $906,667.12               $239.36
Total                                     3,148,434 Shares              $1.36            $4,281,870.24             $1,130.40



         (1) Represents 2,331,767 Shares issued to selling shareholder, Benjamin
         J. Giacchino.

         (2) Represents 50,000 Shares issued to selling shareholder, David Giachhino.

         (3) Represents 50,000 Shares issued to selling shareholder, Benjamin Joseph Giachhino.

         (4) Represents 50,000 Shares issued to selling shareholder, Katiann Giachhino.

         (5) Represents 666,667 Shares issued to selling shareholder, John A. Taylor.

         (6) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of DelSoft Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on March 24, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED         , 2000

                                   PROSPECTUS

                        3,148,434 Shares of Common Stock

                            DELSOFT CONSULTING, INC.

                           Common Stock (no par value)

      This prospectus covers the offer and sale of an estimated 3,148,434 shares of our common stock. The common stock is being offered and sold by certain of our shareholders.

      The selling shareholders may without limitation offer their shares of common stock for sale through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this prospectus.

                 THE PROCEEDS AND DETERMINING THE OFFERING PRICE

      All proceeds from the sale of the common stock under this prospectus will go to the selling shareholders. The Company will not receive any proceeds from sales of the common stock offered by the selling shareholders.

      Our common stock is currently traded on the Nasdaq Stock Market OTC Bulletin Board under the symbol "DSFT." On March 24, 2000, the last reported sales price of a share of Delsoft common stock was $1.2812 per share.


INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 2000.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information........................................ 2
Prospectus Summary......................................................... 3
Risk Factors............................................................... 5
Use of Proceeds............................................................10
Selling Shareholders.......................................................11
Plan of Distribution.......................................................12
Legal Matters..............................................................14
Experts....................................................................14

      THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE CAN YOU FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"):

         (a)      Our Annual Report on Form 10-KSB for the year ended June 30,
                  1999;

         (b) Our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1999 and Form 10-QSB/A for the quarter ended December 31, 1999;

         (c) All of our other reports and forms filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the date hereof; and

         (d) The "Description of Securities" as contained in our Registration Statement on Form 10-SB as filed with the Securities and Exchange Commission on May 5, 1998.

                               PROSPECTUS SUMMARY

      The following summarizes the business and operations of DelSoft Consulting, Inc. (referred to in this prospectus as "we", "us", "DelSoft" or the "Company"). This summary highlights certain information about us that is included and incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information about us or all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under the caption "Risk Factors" and the information in the financial statements and the notes to the financial statements that are incorporated by reference in this prospectus. The securities offered by this prospectus involve a high degree of risk. See "Risk Factors."

The Company

      Delsoft Consulting, Inc. is a leading global professional services firm. We provide our clients with an integrated set of strategy, creative and technology services including intranet, extranet, and Web site solutions, professional services staffing, strategy consulting, and related services. We deliver Internet solutions designed to improve clients' business processes including strategic planning, analysis and design, technology development, systems implementation, and systems integration. We also provide consulting services in the areas of ERP/CRM application development and integration and large scale application development. Our solutions target clients' specific business functions enabling the linkage of people, processes, and technologies in the new digital economy.

      We market our services and solutions to senior executives in organizations of both existing and potential clients where technology-enabled change (primarily Internet centric) can have a significant competitive impact. We continue to identify opportunities to become a client's preferred provider of comprehensive information technology ("IT") services and solutions.

      Our revenues primarily consist of fees from consulting services engagements, including both time-and-materials and fixed-price engagements. Revenues from time-and-materials engagements are recognized as services are provided. Billable rates vary by the service provided and the geographical region. Historically, a substantial portion of our projects have been client-managed applications development and Year 2000 remediation related work performed on a time-and-materials basis. Now that our Year 2000 solutions have been fully implemented, our goal is to greatly increase the number of projects we do that are based on Internet applications development and to execute them on a fixed-price basis. The pricing, management, and execution of individual engagements are the responsibility of the consulting office that performs or coordinates the services.

      Our cost of revenues includes direct costs, such as personnel salaries and benefits and the cost of any third-party hardware or software included in an Internet solution, and overhead expenses directly related to the engagement. Our most significant cost item is our personnel expense, which consists primarily of the salaries and benefits of our billable personnel. The number of IT professionals assigned to projects varies depending on the size and duration of each engagement. In addition, project terminations and completion and scheduling delays may result in short periods when personnel are not assigned to active projects. We manage our personnel costs by closely monitoring client needs and basing personnel increases on specific project engagements. While the number of IT professionals may be adjusted to reflect active projects, we continue to process H1-B visas and to maintain a database of available professionals to respond to increased demand for our services on both existing projects and new engagements.

      We provide our services and solutions primarily to Fortune 1000 companies with significant IT budgets and recurring staffing or software development needs. Substantially all of our clients are large companies, major systems integrators or governmental agencies.

      The solutions we offer include the following:

      (a) INTERNET CENTRIC SERVICES AND SOLUTIONS: We provide professional services to clients who are creating or weaving the Internet into their existing businesses to achieve e-Business capabilities. We expect a significant portion of our future revenues to be derived from professional services related to Internet consulting, including intranet, extranet, and Web site solutions.

      (b) PROFESSIONAL SERVICES STAFFING: We provide highly-skilled software professionals to augment the internal information management staffs of major corporations which currently represents the majority of our business. We supply clients' staffing needs from among our diverse supply of software professionals. We are committed to expanding our professional services staffing operations in conjunction with our solutions business. We expect that future revenues will be dependent on the number and scope of client engagements. Currently, our IT professionals have significant experience in mainframe, client/server, ERP, and CRM applications development and systems integration.

      We are headquartered in the metropolitan Atlanta area and have satellite offices in Indianapolis, Indiana, Detroit, Michigan, New York, New York, Boston, Massachusetts, and Dallas, Texas. In addition, we have human resources officers stationed in Bangalore and Madras, India who are actively recruiting IT professionals.

      Our Web site address is http://www.delsoft-consulting.com. Information contained on our Website is not a part of this Prospectus.

                                  RISK FACTORS

      The following factors should be reviewed carefully in conjunction with the other information in this Prospectus and our financial statements which are incorporated by reference. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this Prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."

Risks Related to Our Financial Condition and Business Model

      We have had a very limited operating history. We commenced operations in July 1996. Accordingly, investors can only evaluate our business based on our limited operating history. The changes in our financial and operational success should be evaluated in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond our direct control. As a result of our limited operating history, our growth and the emerging nature of the markets in which we compete, we believe that quarter-to-quarter comparisons of our results of operations for preceding quarters are not necessarily meaningful. You should not rely upon them as indications of future performance. The uncertainty of our future performance and the uncertainties of our operating in new and expanding markets increase the risk that the value of your investment will decline.

      Our future success is uncertain because we are an early-stage company. Because the Company is in an early stage of development, we are subject to the risks that we will fail to implement our business model and strategy successfully or to revise our business model and strategy should industry conditions and competition change. The risks are even greater because we are operating in a new and rapidly evolving market. We cannot assure you that we will be successful in addressing these risks. If we are not, our business, results of operations and financial condition will be materially adversely affected.

      Our revenues could be affected by the loss of a major client. A substantial portion of our revenue is generated from a limited number of clients. Two of our largest clients accounted for 68% of our net revenues for the quarter ending December 31, 1999. If one of our major clients discontinues or reduces the use of our services, our business, results of operations and financial condition could materially suffer. We cannot assure you that our clients will continue to use our services in the future. In addition, the non-payment or late payment of amounts due from a major client could have a material adverse effect on our business, results of operations and financial condition.

      If clients prematurely terminate or reduce the scope of existing contracts, our revenues may decline. Our services are often sold pursuant to short-term arrangements and most clients can reduce or cancel their contracts for our services without penalty and with little or no notice. If a major client or a number of small clients were to terminate, significantly reduce or modify their business relationships with us, then our business, results of operations and financial condition would be materially adversely affected. Consequently, investors should not predict or anticipate our future revenue based upon the number of clients we currently have or the number and size of our existing projects.

      Our revenues are difficult to predict, which could lead to poor operating results. We derive our revenues in part from fees for services generated on a project-by-project basis. These projects vary in length and complexity, as well as in the fees charged for our services. As a result, there may be considerable fluctuation in the amount of revenue generated by a particular client in different periods. Aggregate quarterly results may fluctuate as well.

      If we fail to accurately estimate costs of fixed-fee projects, our operating results may suffer. We derive a significant portion of our revenues from fixed-fee projects. We assume greater financial risks on a fixed-fee project than on a time-and-materials project. We have limited experience in estimating our costs for fixed-fee projects. If we miscalculate the resources or time we need for these projects, the costs of completing these projects may exceed the fixed-fee, which could materially adversely affect our operating results. Further, the average size of our contracts is currently increasing, resulting in a corresponding increase in our exposure to the financial risks of fixed-fee projects. We recognize revenues from fixed-fee projects based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, that we report for periods during which we are working on a project may not accurately reflect the final results of the project and we may be required to record an expense for this period equal to the amount by which our revenues were previously overstated.

      We depend heavily on certain key personnel. We are heavily dependent on the experience of our executive officers, Brian Koch and Adil Choksey, who have contributed and continue to contribute to our development. If we were to lose the services of either one or both of them, before a qualified replacement could be obtained, our business, financial condition or results of operations could be materially affected. Our future success will depend on our continuing ability to attract, retain and motivate other highly skilled employees. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, financial condition and operations will be adversely affected.

      We do not maintain key person life insurance on the lives of our key personnel. We intend to apply for such insurance before the end of the year 2000. See "Management."

Risks Related to Our Strategy and Market

      We face intense competition, which could harm our business. Our market is new, intensely competitive, highly fragmented and subject to rapid technological change. We expect competition to intensify and increase over time because there are no substantial barriers to entering the Internet professional services market. Many of our competitors have longer operating histories, greater name recognition, larger established client bases, longer client relationships and significantly greater financial, technical, personnel and marketing resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential clients, employees and strategic partners. Further, our competitors may develop Internet solutions that are equal or superior to our services or that achieve greater market acceptance than our services. We may lose projects to our competitors, which could adversely affect our business, results of operations and financial condition.

         If we are unable to identify, hire, train and retain highly qualified Internet professionals, our business and growth will suffer. Our success depends on our ability to identify, hire, train and retain highly qualified Internet professionals. These individuals are in high demand and we may not be able to attract and retain the number of highly qualified Internet professionals that we need. Historically, we have experienced significant employee turnover. If we cannot retain, attract and hire the necessary Internet professionals, our ability to grow, complete existing projects and bid for new projects would be adversely affected and our business, results of operations and financial condition would suffer.

         Our efforts to raise awareness of the DelSoft "brand" may not be successful, which may limit our ability to expand our client base and attract highly qualified consultants. We believe that building the DelSoft brand is critical for attracting and expanding our targeted client base and attracting highly qualified consultants. If we do not continue to build the DelSoft brand on a national basis, we may not be able to effect our strategy. We also believe that reputation and name recognition will grow in importance as the number of companies competing in the market for Internet professional services increases. Promotion and enhancement of our name will depend largely on our success in continuing to provide high quality, reliable and cost-effective services. If clients do not perceive our services as meeting their needs, or if we fail to market our services effectively, we will be unsuccessful in maintaining and strengthening our brand. If we fail to promote and maintain our brand, or incur excessive expenses to do so, our business, results of operations and financial condition will materially suffer.

         The market for our Internet services and our revenue growth depend on the acceptance and growth of Internet solutions. Our future growth is dependent on our ability to provide professional services that are accepted by our existing and future clients. Since we expect to derive a substantial amount of our revenues from providing Internet professional services, our future success is highly dependent on the increased use of the Internet as a communications and commercial medium. If this market fails to develop or develops more slowly than expected, our business, results of operations and financial condition could materially suffer. Most of our current or potential clients have limited experience with the Internet as a communications and commercial medium and may determine that the Internet is not an effective method for expanding their businesses. We cannot assure you that the market for Internet professional services will continue to grow or become sustainable.

         Our revenues will not grow if the Internet does not grow and become an accepted commercial marketplace. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure; insufficient development of complementary products; implementation of competing technology; delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and governmental regulation or other reasons. Should the Internet not become a viable commercial marketplace, our business, results of operations and financial condition would be materially and adversely affected.

         The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. We cannot assure you that the Internet infrastructure will be able to support the demands placed on it by this continued growth. Moreover, critical issues concerning the use of Internet solutions (including security, reliability, cost, ease of deployment and administration and quality of service) remain unresolved and may affect the growth of the use of Internet technologies to solve business problems. For example, certain states have recently permitted telephone companies to charge increased rates for consumers connecting to the Internet.

Risks Related to Legal Uncertainty

         Governmental regulations regarding the Internet may be enacted which could impede our business. To date, governmental regulations have not materially restricted the use of the Internet by our clients in their markets. However, the legal and regulatory environment that pertains to the Internet may change. New laws and regulations, or new interpretations of existing laws and regulations, could increase our costs of doing business and prevent our clients from delivering products and services over the Internet. They may also significantly slow the growth of the Internet. This could delay growth in demand for our services, limit the growth of our revenues and materially and adversely affect our business, results of operations and financial condition.

         New and existing laws may cover issues such as:

         - sales and other taxes;

         - user privacy;

         - pricing controls;

         - characteristics and quality of products and services;

         - consumer protection;

         - cross-border commerce;

         - libel and defamation;

         - copyright, trademark and patent infringement; and

         - other claims based on the nature and content of Internet materials.

    We may be unable to adequately protect our intellectual property. We rely on a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. There can be no assurance that these steps will be adequate to deter the misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. The intellectual property rights to the software we develop in connection with a client engagement is typically assigned to the client.

    There can be no assurance that third parties will not assert infringement claims against us, that assertion of such claims will not result in litigation or that we would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial costs. Any infringement claim or litigation against us could, therefore, materially and adversely affect our business, operating results and financial condition.

    Increased restrictions by the government on the use of foreign labor could adversely impact our hiring practices. Some of our consultants are citizens of other countries, most of whom are working in the United States under H1-B temporary visas. The H1-B visa, which is issued subject to approval by the Immigration and Naturalization Service, allows companies that can prove that they need workers with certain skills Americans cannot provide to hire foreign nationals for such jobs for up to six years. The current statutory limit on the number of new H1-B visas that may be issued was reduced for the year 2000 and will be reduced for the years 2001 and 2002. For years in which the limit is reached, we may be unable to obtain enough H1-B visas to bring sufficient foreign employees to the U.S. In addition, we may have to replace existing employees whose H1-B visas expire at the end of their term with new employees, some of whom may also require visas. If we are unable to obtain H1-B visas in sufficient quantities or at a sufficient rate for a significant period of time, our business, operating results and financial condition could be materially adversely affected.

      We face risks in connection with legal proceedings in which we are involved. We are from time to time, a party to litigation arising in the normal course of business. We believe that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial position or results of operations.

Risks Related to this Offering

         As an Internet-related company, our stock price is likely to be highly volatile and could drop unexpectedly. Following this offering, the price at which our common stock will trade is likely to be highly volatile and may fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations.

         The absence of a large public market for our common stock may make it difficult for you to resell your shares at or above the offering price, and our stock price may fluctuate. Prior to this offering there has only been a small public market for our common stock. Although the offering price reflects the most recent price at which our common stock has been trading, this may not be the market price of the shares after the offering. The trading price of the shares could be subject to wide fluctuations in response to factors included in this prospectus, many of which are beyond our control. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations particularly in Internet related stocks. These fluctuations have had a substantial effect on the market prices of many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the price of our common stock.

         We do not plan to pay dividends. We have never declared or paid any cash dividends on our common stock and do not plan to pay dividends any time in the foreseeable future. We expect to retain our earnings, if any, and use them to finance the growth and development of our business.

         The so called "Penny Stock Rule" could make it cumbersome for brokers and dealers to trade in the common stock, making the market for the common stock less liquid. Trading in our securities is conducted on the Nasdaq OTC Bulletin Board. As long as the common stock is not quoted on the Nasdaq National Market or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock continues to be subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market.

         Our directors have the authority to designate one or more classes of preferred stock. Our Articles of Incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of DelSoft. To date, no shares of preferred stock have been issued, and although the directors currently have no intention of issuing any shares of preferred stock in the future, they may nevertheless decide it is in our best interests to do so. See "Description of Securities."

         You will experience immediate, substantial dilution of the net tangible book value of the shares you purchase. Assuming the sale of all of the shares we offer, purchasers of our common stock in this offering:

         * will pay a price per share that substantially exceeds the value on a per share basis of our assets after we subtract from those assets our intangible assets and our liabilities;

         * will incur immediate dilution in net tangible book value of $ 1.25 per share;

         * will only own approximately 29% of the outstanding shares of our common stock;

         * may experience further dilution in the net tangible value of their common stock as a result of future issuances of common stock.

         Future sales of our common stock may depress our stock price. Future sales of shares of common stock by existing shareholders under Rule 144 of the Act or through the exercise of outstanding registration rights or the issuance of shares of common stock upon the exercise of options or warrants could materially adversely affect the market price of the common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are available for sale under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time.

         Forward Looking Statements. This Prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of common stock. The principal purpose of this offering is to effect an orderly disposition of the selling shareholders' shares. We will not receive any part of the proceeds from such sales of common stock.

                              SELLING SHAREHOLDERS

         The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

      The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon resale of shares of common stock being registered hereby. See "PLAN OF DISTRIBUTION."

      As of March 28, 2000, there were 10,989,149 shares of common stock outstanding.

      Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.


                                                              Shares to be
                         Shares Beneficially owned prior to      sold in       Shares Beneficially Owned
   Name                           Offering (1)                  Offering            After Offering (2)
   ----                           ------------                ------------         -------------------
                             Number          Percent                               Number      Percent
                             ------          -------                               ------      -------

Benjamin J. Giacchino       2,331,767(3)       17.8%             2,331,767           0           0

David Giacchino                50,000(4)        .38%                50,000           0           0

Benjamin Joseph Giacchino      50,000(5)        .38%                50,000           0           0

Katiann Giacchino              50,000(6)        .38%                50,000           0

John A. Taylor                666,667(7)        5.1%               666,667           0           0



      (1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

      (2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or lesser than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

      (3)   Benjamin J. Giacchino is a director of DelSoft.

      (4)   David Giacchino is a minor child of Benjamin J. Giacchino.

      (5)   Benjamin Joseph Giacchino is a minor child of Benjamin J. Giacchino.

      (6)   Katiann Giacchino is a minor child of Benjamin J. Giacchino.

      (7) John A. Taylor is an employee of DelSoft as that term is defined by
Item 507 in Regulation S-K and incorporated by reference in Item 7 of the General Instructions.

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o      privately negotiated transactions;

o      short sales;

o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o      a combination of any such methods of sale; and

o      any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

Common stock

      Our authorized capital stock consists of 100,000,000 shares of common stock, no par value. As of March 28, 2000, there were issued and outstanding 10,989,149 shares of common stock and 412 holders of record. All outstanding shares of common stock are fully paid and nonassessable. Holders of the common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and the holders of the common stock exclusively possess all voting power. The articles of incorporation do not provide for cumulative voting in the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation they are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of common stock have no preemptive rights.

      Our articles of incorporation and bylaws do not contain any provision that would delay, defer or prevent a change in control.

      All of the 10,989,149 shares of common stock outstanding as of March 28, 2000 are subject to the limitations of Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds shares of restricted securities as to which a minimum of one year has elapsed since the latter of the date of acquisition from the issuer or from an affiliate of the issuer, and any person who is an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of the Company (approximately 130,633 shares as of March 28, 2000) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issuer. Under Rule 144, however, a person who holds restricted securities as to which a minimum of two years has elapsed since their acquisition from the issuer or an affiliate of the issuer and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell such shares without regard to the volume, manner of sale and certain other limitations contained in Rule 144.

Warrants and options

      We entered into a consulting agreement with Tech Fund to compensate Tech Fund for corporate consulting and other services being provided to us. The consulting agreement provides for the issuance of an option to Tech Fund's principal, Keith Hall, to purchase 1,100,000 shares at the exercise price of $0.16 per share (the "Option"). The Option expires five years after the date of grant. The Option was exercised in full on February 4, 2000.

       Under the Employee Stock Option Plan, stock options for the purchase of up to 2,000,000 shares of our common stock may be granted by the Board of Directors to key executives, other members of management, other employees and directors of the Company. The options are exercisable at the fair market value of the common stock on the date of grant. The options expire ten years after the date of grant. As of December 31, 1999, a total of 235,500 options were issued and outstanding.

       We have entered into employment agreements with certain directors and officers (collectively the "D & O Plan"), pursuant to which we have granted options to purchase a total of 4,650,000 shares of our common stock. Options to purchase 125,000 of the shares at the exercise price of $2.00 per share were granted on July 1, 1996 and expire on June 30, 2006. Options to purchase 125,000 of the shares at the exercise price of $2.00 per share were granted on November 19, 1999, and expire on November 18, 2009. Options to purchase 4,200,000 of the Shares at the exercise price of $0.24 were granted on November 19, 1999, and expire on November 18, 2009. All of the options granted under the D & O Plan are subject to forfeiture unless exercised within ninety days of the date of termination of employment.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

       Neither our named experts nor our counsel has any substantial interest in our securities, as the term substantial interest is defined in Item 509 of Regulation S-K.

                                  LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by Sayid & Associates, New York, New York.

                                     EXPERTS

      The financial statements of DelSoft Consulting, Inc. as of June 30, 1999 and for the years ended June 30, 1999 and June 30, 1998 have been audited by J.H. Cohn LLP, Independent Public Accountants, and have been incorporated by reference in this prospectus in reliance upon the report of such firm (which is also incorporated by reference) and upon their authority as experts in accounting and auditing.

         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer and/or solicitation is unlawful.

                                3,148,434 SHARES

                            DELSOFT CONSULTING, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                 APRIL __, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

         SEC Registration Fee..............................     $  1,130.40
         Printing and Engraving Expenses...................       10,000.00
         Legal Fees and Expenses...........................       40,000.00
         Accounting Fees and Expenses......................       10,000.00
         Blue Sky Fees and Expenses........................       10,000.00

         Total.............................................     $ 71,130.40



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Georgia Business Corporation Code (the "GBCC"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The GBCC also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification may be made, if a judgment or other final adjudication establishes such director or officers' actions or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a director held liable for an unlawful distribution, as defined by the GBCC; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of shareholder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER       DESCRIPTION

5.1          Opinion of Sayid & Associates.
23.1         Consent of  J.H. Cohn LLP, Independent Accountants.
23.2         Consent of Sayid & Associates. (Included as part of Exhibit 5.1).
24.1         Power of Attorney (included on signature page II-3).

ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Roswell, Georgia, on April , 2000.

                                          DELSOFT CONSULTING, INC.


                                          By: /s/ Brian Koch
                                              ----------------------------------
                                              Brian Koch
                                              President, Acting CFO and Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Koch, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the ____ day of April, 2000.

      Signature                                             Title
      ---------                                             -----

/s/ Brian Koch                                President, Acting CFO and Director
---------------------------------
Brian Koch


 /s/ Adil Choksey                             Secretary and Director
---------------------------------
Adil Choksey


/s/ Benjamin J. Giacchino                     Director
---------------------------------
Benjamin J. Giacchino